File Name:	newsrelease.htm
File Type:	EX-99.1
Description:	Press Release

EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Cash and Stock Dividends

SPOKANE, Wash., April 26, 2004 (PRIMEZONE) -- The Board of Directors of Northwest Bancorporation, Inc. (the "Company") (OTCBB:NBCT) today announced an annual cash dividend of twelve-cents ($0.12) per share, payable on June 15, 2004 to shareholders of record as of May 14, 2004. Additionally, the Board declared a five-percent stock dividend payable in common stock of Northwest Bancorporation, Inc. on the same date, June 15, 2004, also to shareholders of record as of May 14, 2004. This marks the second cash dividend and the ninth stock dividend paid to shareholders since 1989, the year the Company's banking subsidiary, Inland Northwest Bank, opened for business.

Randall L. Fewel, President and CEO, noted that the dividends are reflective of the success enjoyed by the Company during the prior year. A 23% increase in earnings, when comparing 2003 net income to 2002, prompted the decision to increase the cash dividend from ten-cents ($0.10) to twelve-cents ($0.12). "The Board of Directors was very pleased with our improvement in earnings," he said, "and wanted our shareholders to participate in our success."

About Northwest Bancorporation, Inc.

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington. INB operates seven branches in Spokane County, Washington and two branches in Kootenai County, Idaho. INB specializes in meeting the needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private business banking products and services. The Company's stock is quoted on the OTC Bulletin Board (http://www.otcbb.com/) and by other financial reporting services under the symbol "NBCT."

Safe Harbor

This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel
          President and CEO
          (509) 456-8888